Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 23, 2009, Adobe Systems Incorporated (“Adobe”) completed the acquisition of Omniture, Inc. (“Omniture”), an industry leader in Web analytics and online business optimization, for approximately $1.8 billion. The following unaudited pro forma condensed combined balance sheet as of August 28, 2009 and the unaudited pro forma condensed combined statements of income for the nine months ended August 28, 2009 and for the fiscal year ended November 28, 2008 are based on the historical financial statements of Adobe and Omniture after giving effect to Adobe’s acquisition of Omniture using the purchase method of accounting and borrowing pursuant to the revolving credit facility to finance the Omniture acquisition, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

Adobe and Omniture have different fiscal year ends. Accordingly, the unaudited pro forma condensed combined balance sheet as of August 28, 2009 combines Adobe’s historical unaudited condensed consolidated balance sheet as of August 28, 2009 and Omniture’s historical unaudited condensed consolidated balance sheet as of September 30, 2009 and is presented as if the acquisition of Omniture had occurred on August 28, 2009 and includes all adjustments that give effect to events that are directly attributable to the acquisition of Omniture and that are factually supportable. The unaudited pro forma condensed combined statement of income for the nine months ended August 28, 2009 combines the unaudited historical results of Adobe for the nine months ended August 28, 2009 and the unaudited historical results of Omniture for the nine months ended September 30, 2009. The unaudited pro forma condensed combined statement of income for the fiscal year ended November 28, 2008 combines the historical results of Adobe for the year ended November 28, 2008 and the historical results of Omniture for the year ended December 31, 2008. The unaudited pro forma condensed combined statements of income are presented as if the acquisition had occurred on December 1, 2007 and include all adjustments that give effect to events that are directly attributable to the acquisition of Omniture, expected to have a continuing impact and that are factually supportable.

The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the results that would have been achieved had the acquisition been consummated and the borrowings pursuant to the revolving credit facility been completed as of the date indicated or that may be achieved in the future.

The acquisition has been accounted for using the purchase method of accounting.  The estimated purchase price has been allocated on a preliminary basis to tangible and intangible assets acquired and liabilities assumed. The allocation of the purchase price is preliminary and based on valuations derived from estimated fair value assessments and assumptions used by management. The final purchase price allocation is pending the finalization of appraisal valuations, which may result in an adjustment to the preliminary purchase price allocation. While management believes that its preliminary estimates and assumptions underlying the valuations are reasonable, different estimates and assumptions could result in different valuations assigned to the individual assets acquired and liabilities assumed, and the resulting amount of goodwill.

The unaudited pro forma condensed combined financial statements do not include the effects of any future restructuring activities that pertain to Adobe operations. These future restructuring expenses may be material and may include costs for severance, costs of vacating facilities and costs to exit or terminate other duplicative activities. Future restructuring expenses pertaining to Adobe operations are expected to be incurred over the remainder of fiscal 2009 and in fiscal 2010 and will be recorded in operating expenses in the period that these expenses are incurred.

These unaudited pro forma condensed combined financial statements should be read in conjunction with Adobe’s historical consolidated financial statements and notes thereto contained in Adobe’s Annual Report on Form 10-K for its fiscal year ended November 28, 2008 and Quarterly Report on Form 10-Q for its nine months ended August 28, 2009 and Omniture’s historical consolidated financial statements and notes thereto contained herein for its fiscal year ended December 31, 2008 and its nine months ended September 30, 2009, which is included as Exhibit 99.1 to this Form 8-K/A.

ADOBE SYSTEMS INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of August 28, 2009
(In thousands)

	Historical
	August 28, 2009	September 30, 2009	Pro Forma		Pro Forma
	Adobe	Omniture(1)	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,132,144	$96,362	$(538,583)	A	$689,923
Short-term investments	1,424,317	34,990	(510,000)	A	949,307
Trade receivables	281,807	123,465	(223)	N	405,049
Deferred income taxes	72,163	7,607	23,276	J	103,046
Prepaid expenses and other current assets	80,503	4,188	—		84,691
Total current assets	2,990,934	266,612	(1,025,530)		2,232,016
Property and equipment, net	335,752	56,669	(15,719)	B	376,702
Goodwill	2,125,946	426,867	896,129	C	3,448,942
Purchased and other intangibles, net	117,384	112,671	325,329	D	555,384
Investment in lease receivable	207,239	—	—		207,239
Other assets	184,705	16,141	(1,157)	E	199,689
Total assets	$5,961,960	$878,960	$179,052		$7,019,972

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$48,416	$15,736	$(223)	N	$63,929
Accrued expenses	349,077	32,064	16,769	F, G, M, Q	397,910
Accrued restructuring	8,230	2,064	10,860	R	21,154
Income taxes payable	20,332	2,069	842	J	23,243
Notes payable	—	1,945	—		1,945
Deferred revenue	188,328	115,216	(27,816)	H	275,728
Total current liabilities	614,383	169,094	432		783,909
Long-term liabilities:
Debt	350,000	—	650,000	I	1,000,000
Deferred revenue	29,866	5,241	(5,241)	H	29,866
Accrued restructuring	4,967	—	—		4,967
Income taxes payable	137,296	4,726	—		142,022
Deferred income taxes	105,597	428	139,864	J	245,889
Notes payable	—	12,375	—		12,375
Other liabilities	25,293	2,436	(1,711)	M	26,018
Total liabilities	1,267,402	194,300	783,344		2,245,046
Stockholders’ equity:
Preferred stock, $0.0001 par value	—	—	—		—
Common stock, $0.0001 par value	61	77	(77)	K	61
Additional paid-in-capital	2,303,342	802,456	(717,488)	K	2,388,310
Retained earnings(accumulated deficit)	5,331,957	(114,614)	110,014	K	5,327,357
Accumulated other comprehensive income (loss)	21,728	(3,259)	3,259	K	21,728
Treasury stock, at cost, net of reissuances	(2,962,530)	—	—		(2,962,530)
Total stockholders’ equity	4,694,558	684,660	(604,292)		4,774,926
Total liabilities and stockholders’ equity	$5,961,960	$878,960	$179,052		$7,019,972

(1)                                  Certain reclassifications were made to conform to Adobe’s financial statement presentation.

See accompanying notes to unaudited pro forma condensed combined financial statements.

ADOBE SYSTEMS INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Nine Months Ended August 28, 2009
(In thousands, except per share data)

	Historical
	Nine Months Ended
	August 28, 2009	September 30, 2009	Pro Forma		Pro Forma
	Adobe	Omniture(1)	Adjustments		Combined
Revenue:
Products	$2,052,119	$231,898	$—		$2,284,017
Services and support	136,451	30,683	—		167,134
Total revenue	2,188,570	262,581	—		2,451,151

Cost of revenue:
Products	164,041	96,990	15,089	B, D, S	276,120
Services and support	50,367	12,723	(341)	B, S	62,749
Total cost of revenue	214,408	109,713	14,748		338,869

Gross profit	1,974,162	152,868	(14,748)		2,111,282

Operating expenses:
Research and development	427,289	27,010	(1,316)	B, S	452,983
Sales and marketing	724,020	93,934	(2,835)	B, S	815,119
General and administrative	224,462	35,437	(1,577)	B, S	258,322
Restructuring charges	15,866	—	—		15,866
Acquisition related	—	5,273	—		5,273
Amortization of purchased intangibles	45,654	8,961	6,771	D	61,386
Total operating expenses	1,437,291	170,615	1,043		1,608,949

Operating income (loss)	536,871	(17,747)	(15,791)		503,333

Non-operating income (expense):
Interest and other income, net	24,753	(1,359)	(10,145)	P	13,249
Interest expense	(1,872)	(979)	(2,389)	O	(5,240)
Investment gains (losses), net	(18,444)	—	—		(18,444)
Total non-operating income (expense), net	4,437	(2,338)	(12,534)		(10,435)
Income (loss) before income taxes	541,308	(20,085)	(28,325)		492,898
Provision (benefit) for income taxes	122,757	1,495	(7,270)	L	116,982
Net income (loss)	$418,551	$(21,580)	$(21,055)		$375,916
Basic net income (loss) per share	$0.79	$(0.28)			$0.71
Shares used in computing basic net income (loss) per share	528,015	76,116			528,015
Diluted net income (loss) per share	$0.79	$(0.28)			$0.70
Shares used in computing diluted net income (loss) per share	532,846	76,116			534,138

(1)                                  Certain reclassifications were made to conform to Adobe’s financial statement presentation.

See accompanying notes to unaudited pro forma condensed combined financial statements.

ADOBE SYSTEMS INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended November 28, 2008

(In thousands, except per share data)

	Historical
	For the Year Ended
	November 28, 2008	December 31, 2008	Pro Forma		Pro Forma
	Adobe	Omniture(1)	Adjustments		Combined
Revenue:
Products	$3,396,542	$265,686	$—		$3,662,228
Services and support	183,347	29,927	—		213,274
Total revenue	3,579,889	295,613	—		3,875,502

Cost of revenue:
Products	266,389	110,786	22,945	B, D, S	400,120
Services and support	96,241	15,154	(418)	B, S	110,977
Total cost of revenue	362,630	125,940	22,527		511,097

Gross profit	3,217,259	169,673	(22,527)		3,364,405

Operating expenses:
Research and development	662,057	36,966	(1,910)	B, S	697,113
Sales and marketing	1,089,341	118,311	(3,346)	B, S	1,204,306
General and administrative	337,291	45,694	(2,193)	B, S	380,792
Restructuring charges	32,053	—	—		32,053
Amortization of purchased intangibles	68,246	11,846	9,241	D	89,333
Total operating expenses	2,188,988	212,817	1,792		2,403,597

Operating income (loss)	1,028,271	(43,144)	(24,319)		960,808

Non-operating income (expense):
Interest and other income, net	43,847	494	(27,997)	P	16,344
Interest expense	(10,019)	(953)	(3,185)	O	(14,157)
Investment gains (losses), net	16,409	—	—		16,409
Total non-operating income (expense), net	50,237	(459)	(31,182)		18,596
Income (loss) before income taxes	1,078,508	(43,603)	(55,501)		979,404
Provision (benefit) for income taxes	206,694	1,163	(9,560)	L	198,297
Net income (loss)	$871,814	$(44,766)	$(45,941)		$781,107
Basic net income (loss) per share	$1.62	$(0.63)			$1.45
Shares used in computing basic net income (loss) per share	539,373	71,458			539,373
Diluted net income (loss) per share	$1.59	$(0.63)			$1.42
Shares used in computing diluted net income (loss) per share	548,553	71,458			549,883

(1)                                  Certain reclassifications were made to conform to Adobe’s financial statement presentation.

See accompanying notes to unaudited pro forma condensed combined financial statements.

ADOBE SYSTEMS INCORPORATED

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

Preliminary Purchase Price

On October 23, 2009, Adobe completed its acquisition of Omniture such that Omniture became a wholly owned subsidiary of Adobe.  The total estimated preliminary purchase price expected to be transferred to effect the acquisition is as follows (in thousands except per share amounts):

Acquisition of approximately 79 million shares of outstanding common stock of Omniture at $21.50 per share in cash	$1,698,926
Estimated fair value of earned stock options and restricted stock units assumed and converted	84,968
Estimated direct transaction costs	13,964
Total estimated preliminary purchase price	$1,797,858

Estimated Fair Value of Stock Awards Assumed

In connection with the acquisition, each Omniture stock option that was outstanding and unexercised was assumed and converted into an option to purchase Adobe common stock based on one of two conversion ratios, dependent on which plan the award was granted under. The conversion ratio was either 0.6182, which was calculated as the consideration price of $21.50 divided by the closing price on the date of acquisition, or 0.6083 calculated as the consideration price of $21.50 divided by the average closing price from October 16, 2009 to October 22, 2009. Adobe assumed the stock options in accordance with the terms of the applicable Omniture stock option plan and terms of the stock option agreement relating to that Omniture stock option.  Based on Omniture’s stock options outstanding at October 23, 2009, Adobe converted options to purchase approximately 8.9 million shares of Omniture common stock into options to purchase approximately 5.5 million shares of Adobe common stock. Adobe also assumed and converted approximately 2.5 million shares of outstanding Omniture restricted stock units into approximately 1.6 million shares of Adobe restricted stock units, using the same conversion ratios stated above. The estimated value of the stock options and restricted stock units assumed and converted that is included in the preliminary purchase price equals the fair value of the options to purchase approximately 5.5 million of Adobe common stock and the 1.6 million shares of Adobe restricted stock units, reduced by the portion of the respective values considered unearned compensation.

The estimated fair value of the stock options assumed was determined to be approximately $97.1 million using a Binomial option valuation model with the following assumptions: volatility of 33.6-35.4%; weighted average risk-free interest rate of 0.20-3.64%; dividend yield of 0%; early exercise threshold of $14.20; and post vesting cancellation rate of 1.89%. The underlying stock price used in valuing the options was $34.33, which was the average of closing prices for a range of trading days from September 11, 2009 through September 17, 2009, comprising two days before through two days after the date the acquisition was announced. The value of stock options considered unearned compensation was determined to be approximately $34.9 million, net of estimated forfeitures, also using a Binomial option valuation model with the following assumptions: volatility of 36.50%-37.00%; weighted average risk-free interest rate of 0.24%-3.25%; dividend yield of 0%; early exercise threshold of $14.20; and post vesting cancellation rate of 1.89%. The underlying stock price used in valuing the options for which a portion was considered unearned compensation was $34.78, which was the closing price on October 23, 2009. The fair value of the converted restricted stock units was determined to be approximately $55.6 million based on Adobe’s closing stock price of $34.33 on the announcement date.  This amount was reduced by the fair value of the restricted stock units considered unearned compensation of approximately $32.8 million, net of estimated forfeitures, based on the $34.78 stock price referred to above. $67.7 million in unearned compensation will be recorded as an expense on a straight-line basis over the remaining service periods of the respective awards.

Acquisition Related Transaction Costs

Direct transaction costs of approximately $14.0 million include estimated investment banking, legal and accounting

ADOBE SYSTEMS INCORPORATED

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (continued)

fees, and other external costs directly related to the acquisition.

Preliminary Purchase Price Allocation

Under the purchase accounting method, the total estimated preliminary purchase price was allocated to Omniture’s tangible and identifiable intangible assets acquired and liabilities assumed based upon their estimated fair values as of the October 23, 2009 closing date of the acquisition. The excess purchase price over the value of the net assets acquired is recorded as goodwill. The estimated preliminary purchase price of Omniture is allocated as follows (in thousands):

Amount
Other tangible assets, net	$198,981
Property and equipment	40,950
Intangible assets	438,000
Goodwill	1,322,996
Deferred revenue	(87,400)
Restructuring liability	(10,860)
Deferred tax asset	30,883
Deferred tax liability	(140,292)
In-process research and development	4,600
Total estimated preliminary purchase price	$1,797,858

Deferred revenue — Omniture’s deferred revenue represents advance payments from customers related to subscription contracts and professional services. We estimated our obligation related to the deferred revenue using the cost build-up approach. The cost build-up approach determines fair value by estimating the costs relating to supporting the obligation plus an assumed profit. The sum of the costs and assumed profit approximates, in theory, the amount that we would be required to pay a third party to assume the obligation. The estimated costs to fulfill the obligation were based on the near-term projected cost structure for subscription and professional services. As a result, we recorded an adjustment to reduce Omniture’s carrying value of deferred revenue by $39.7 million to $87.4 million, which represents our estimate of the fair value of the contractual obligations assumed.

In-process research and development — In-process research and development (“IPR&D”) was expensed upon acquisition as it represents incomplete Omniture research and development projects that had not reached technological feasibility and had no alternative future use as of the date of the acquisition. Technological feasibility is established when an enterprise has completed all planning, designing, coding, and testing activities that are necessary to establish that a product can be produced to meet its design specifications including functions, features, and technical performance requirements.  The estimated fair value of $4.6 million was determined by estimating the net cash flows expected to be generated from the project and discounting the net cash flows to their present value.  The preliminary estimate of fair value of IPR&D has not been included as a pro forma adjustment to the unaudited condensed combined pro forma statement of income as the amount is expected to be non-recurring.

Pre-Acquisition contingencies - Adobe has evaluated and continues to evaluate pre-acquisition contingencies relating to Omniture that existed as of the acquisition date.  If information becomes available prior to the end of the purchase price allocation period, which would indicate that a liability which existed at the acquisition date, is probable and the amount can be reasonably estimated, such items will be included in the purchase price allocation and result in additional goodwill.

2.                                      Financing Activities

Adobe borrowed $650.0 million against the existing revolving credit facility to partially fund the acquisition of Omniture.  At Adobe’s option, borrowings under the revolving credit facility accrue interest based on either the LIBOR for one, two, three or six months, or longer periods with bank consent, plus a margin according to a pricing grid, or a base rate. The margin is set at rates between 0.20% and 0.475%.

3.                                      Reclassifications

Certain reclassification adjustments have been made to conform Omniture’s historical amounts to Adobe’s presentation. The adjustments primarily relate to reclassifying long-term investments to other assets, separately identifying accrued

ADOBE SYSTEMS INCORPORATED

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (continued)

restructuring and income taxes payable from accrued expenses, separately identifying long-term income taxes payable and deferred taxes from other liabilities, and reclassifying amortization of intangible assets from sales and marketing and general and administrative expense to amortization of purchased intangibles.

4.                                      Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(A)                              To record the following adjustments to cash and cash equivalents and short-term investments:

(in thousands)
Proceeds from credit facility	$650,000
Cash paid for Omniture common stock	(1,188,583)
Total adjustments to cash and cash equivalents	$(538,583)
Decrease in short-term investments	$(510,000)

(B)                                To record the difference between the historical amounts of Omniture’s property and equipment, net and preliminary estimated fair values of Omniture property and equipment acquired and the resulting change in depreciation expense.

(in thousands)	Historical Amount, Net	Preliminary Fair Values	Increase (Decrease)	Depreciation Based on Preliminary Fair Values Nine Months Ended August 28, 2009	Depreciation Based on Preliminary Fair Values Year Ended November 28, 2008	Weighted Average Estimated Useful Life (years)
Computer, equipment and software	$50,160	$33,852	$(16,308)	$7,460	$9,946	3
Furniture and fixtures	2,591	2,264	(327)	221	295	8
Leasehold improvements	3,918	4,834	916	405	540	9
Total property and equipment, net	$56,669	$40,950	$(15,719)	$8,086	$10,781
Total Omniture historical depreciation expense				21,096	25,776
Total decrease in depreciation expense				$(13,010)	$(14,995)

Included in cost of products				$(10,809)	$(12,648)
Included in cost of services and support				(216)	(230)
Included in research and development				(568)	(577)
Included in sales and marketing				(974)	(959)
Included in general and administrative				(443)	(581)
Total				$(13,010)	$(14,995)

(C)                                To eliminate Omniture historical goodwill and record the preliminary estimate of goodwill for the acquisition of Omniture.

(in thousands)	Historical Amount	Preliminary Estimate	Increase
Goodwill	$426,867	$1,322,996	$896,129

ADOBE SYSTEMS INCORPORATED

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (continued)

(D)                               To record the difference between the historical amounts of Omniture intangible assets, net and preliminary fair values of Omniture intangible assets acquired and the resulting change in amortization expense.

(in thousands)	Historical Amounts, Net	Preliminary Fair Values	Increase	Amortization Based on Preliminary Fair Values Nine Months Ended August 28, 2009	Amortization Based on Preliminary Fair Values Year Ended November 28, 2008	Weighted Average Estimated Useful Life (years)
Existing technology	$46,344	$176,100	$129,756	$21,785	$29,048	6
Customer relationships	66,327	167,900	101,573	11,571	15,429	11
Contract backlog	—	52,100	52,100	19,538	26,050	2
Trademarks	—	41,000	41,000	3,844	5,125	8
Non-compete agreements	—	900	900	317	533	2
Total intangible assets	$112,671	$438,000	$325,329	$57,055	$76,185
Total Omniture historical amortization of intangible assets				23,931	30,530
Total increase in amortization of intangible assets				$33,124	$45,655

Included in cost of products				$26,353	$36,414
Included in amortization of purchased intangibles				6,771	9,241
Total				$33,124	$45,655

Existing technology acquired primarily consists of Omniture’s SiteCatalyst Web analytics, Test & Target, and HBX subscription service offerings and also consists of SiteSearch, Merchandising and Insight products and subscription services.  The preliminary estimated fair value of the existing technology was determined based on the present value of the expected cash flows to be generated by each existing technology.  Adobe expects to amortize the fair value of these intangible assets on a straight-line basis over their respective estimated useful lives.

Customer relationships consist of Omniture’s contractual relationships and customer loyalty related to their enterprise and mid-market customers as well as partner customers that resell Omniture’s services to end users.  Contract backlog relates to subscription contracts and professional services.  Trademarks include the Omniture Trade Name as well as SiteCatalyst, SearchCenter, Discover, Genesis, and HBX product names.  Non-compete agreements include agreements with key Omniture employees that preclude them from competing against Omniture for a period of two years.  Adobe expects to amortize the fair value of these intangible assets on a straight-line basis over their respective estimated useful lives.

(E)                                To record the difference between the historical amount of Omniture’s auction rate securities and the preliminary estimated fair value.

(in thousands)	Historical Amount	Preliminary Estimated Fair Value	Decrease
Auction rate securities	$13,908	$12,751	$(1,157)

(F)                                To accrue for estimated acquisition related transaction costs of $13.9 million.

(G)                               To record the earned portion of assumed restricted stock awards that will be settled in cash of $0.3 million.

ADOBE SYSTEMS INCORPORATED

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (continued)

(H)                              To record the difference between the historical amount and the preliminary estimated fair value of deferred revenue of Omniture.

(in thousands)
Write-down of short-term deferred revenue	$(27,816)
Write-down of long-term deferred revenue	(5,241)
Total write-down of deferred revenue	$(33,057)

(I)                                   To record borrowings pursuant to the revolving credit facility.

(J)                                  To record adjustments to deferred tax liabilities related to the estimated fair values of intangible assets acquired and deferred revenue obligations assumed and to record net deferred tax assets and liabilities and income taxes payable for financial statement presentation.

(in thousands)
Net increase in short-term deferred tax assets	$23,276
Net increase in long-term deferred tax liability	$139,864
Increase in income taxes payable	$842

(K)                              To record the following adjustments to stockholders’ equity.

(in thousands)
To record the preliminary estimated fair value of Omniture stock options and restricted stock units assumed and converted in the acquisition	$84,968
To record the preliminary estimated fair value of in-process research and development	(4,600)
To eliminate Omniture’s historical stockholders’ equity	(684,660)
Total	$(604,292)

(L)                                To record tax benefit to reflect the pro forma income tax impact at the statutory tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Adobe and Omniture filed consolidated income tax returns during the periods presented.  Additionally, to record the elimination of the valuation allowance effect on the historical tax provision.

(in thousands)	Nine Months Ended August 28, 2009	Year Ended November 28, 2008
Total pro forma adjustments recorded to decrease income before provision for income taxes in the unaudited pro form condensed combined statements of income	$(28,325)	$(55,501)
Estimated income taxes rate applicable to pro forma adjustments	40%	40%
Pro forma benefit for income taxes adjustment	$(11,330)	$(22,200)
Elimination of the valuation allowance effect on the historical tax provision	4,060	12,640
Total	$(7,270)	$(9,560)

(M)                           To eliminate the historical amount of short-term and long-term deferred rent of Omniture in the amount of $0.3 million and $1.7 million, respectively.

(N)                              To eliminate transactions between Adobe and Omniture for the historical periods presented.

ADOBE SYSTEMS INCORPORATED

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (continued)

(O)                              To record interest associated with the borrowing pursuant to the revolving credit facility to partially finance the acquisition.

(in thousands)	Outstanding Amount	Increase in Interest Expense Nine Months Ended August 28, 2009	Increase in Interest Expense Year Ended November 28, 2008
Interest expense associated with credit facility at interest rate at date of borrowing of 0.49%	$650,000	$2,389	$3,185

An increase in the interest rate of 1/8% would lead to an increase in pro forma interest expense of $0.6 million and $0.8 million for the nine months ended August 28, 2009 and for the year ended November 28, 2008, respectively.

(P)                                To adjust for the assumed reduction in interest income due to reduced cash and cash equivalent balances as a result of the cash consideration issued as part of the acquisition.

(in thousands)	Reduction for Nine Months Ended August 28, 2009	Reduction for Fiscal Year Ended November 28, 2008
Reduction in interest income based on approximately $1.0 billion of cash used at an effective weighted-average interest rate of 1.29% and 2.67% for the nine months ended August 28, 2009 and the fiscal year ended November 28, 2009, respectively	$10,145	$27,997

The effective interest rate was determined based on the actual interest recognized during the presented fiscal year and nine month periods.

(Q)                              To record adjustment for estimated unfavorable lease obligations of approximately $2.7 million.  The preliminary estimates were recognized as a liability assumed in the acquisition of Omniture with the corresponding offset recorded to goodwill.

(R)                               To record adjustments to reflect preliminary estimated restructuring liabilities of $10.9 million related to severance, costs to close redundant facilities and other restructuring costs. These preliminary estimates were recognized as a liability at the date of the business combination with the corresponding increase to goodwill.

ADOBE SYSTEMS INCORPORATED

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (continued)

(S)                                To record the estimated stock-based compensation expense, net of estimated forfeitures, related to the unearned portion of Omniture stock options and restricted stock units assumed in connection with the acquisition using the straight-line amortization method over the remaining vesting periods.

	Nine Months Ended September 30, 2009
(in thousands)	Omniture Historical Stock-Based Compensation	Amortization of Unearned Compensation related to Assumed Omniture Stock Options and Restricted Stock Units	Decrease in Stock-Based Compensation Expense

Cost of products	$2,290	$1,835	$(455)
Cost of services and support	628	503	(125)
Research and development	3,762	3,014	(748)
Sales and marketing	9,365	7,504	(1,861)
General and administrative	5,705	4,571	(1,134)
Total stock-based compensation	$21,750	$17,427	$(4,323)

	Year Ended December 31, 2008
(in thousands)	Omniture Historical Stock-Based Compensation	Amortization of Unearned Compensation related to Assumed Omniture Stock Options and Restricted Stock Units	Decrease in Stock-Based Compensation Expense

Cost of products	$4,221	$3,400	$(821)
Cost of services and support	968	780	(188)
Research and development	6,849	5,516	(1,333)
Sales and marketing	12,268	9,881	(2,387)
General and administrative	8,282	6,670	(1,612)
Total stock-based compensation	$32,588	$26,247	$(6,341)

5.                                      Pro Forma Net Income Per Share

The pro forma basic and diluted net income per share amounts presented in the unaudited pro forma condensed combined statements of income are based upon the weighted-average number of Adobe common shares outstanding and are adjusted for additional stock awards assumed from Omniture stock award plans pursuant to the treasury stock method as if those awards had been assumed and converted as they stood at the acquisition date as of the beginning of each period presented without consideration for any subsequent award activity such as grants, exercises and cancellations. The acquisition of Omniture had no impact to the basic weighted-average common shares outstanding calculations for the unaudited pro forma condensed combined statements of income for the periods presented.

	Weighted-Average Common Shares Outstanding
(in thousands)	Nine Months Ended August 28, 2009	Year Ended November 28, 2008
Diluted weighted-average common shares outstanding, as reported	532,846	548,553
Estimated dilutive effect of Omniture stock options and restricted stock awards assumed and converted	1,292	1,330
Diluted weighted-average commons shares outstanding, pro forma	534,138	549,883